Exhibit 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Sterling Bancorp:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No.333-97009) and Form S-3 (No.333-82296) of Sterling Bancorp of our report dated February 25, 2004 relating to the consolidated balance sheets of Sterling Bancorp and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the consolidated statements of condition of Sterling National Bank as of December 31, 2003 and 2002 which report is incorporated by reference in the annual report on Form 10-K of Sterling Bancorp as of and for the year ended December 31, 2003.


/s/ KPMG LLP

New York, New York
March 12, 2004